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  AMENDMENT, dated ________, 2000 to the ________19__ custody agreement
("Agreement"), between _______________ ("Customer"), having a place of business at ________________, and The Chase Manhattan Bank ("Bank"), having a place of business at 270 Park Ave., New York, N.Y. 10017-2070.

  It is hereby agreed as follows:

  Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

  Section 2. Section 4 of the Agreement is amended by deleting subsection (d) thereof.

  Section 3. Subsection 12(a)(iii) of the Agreement is amended by deleting the phrase "without negligence" at the end of the first sentence thereof and inserting, in lieu, the following: "and in compliance with the applicable standard of care".

  Section 4. The Agreement is amended by deleting the investment company rider thereto and inserting, in lieu thereof, the following investment company rider:

  1.  "Add new Section 15 to the Agreement as follows:

  15. COMPLIANCE WITH SECURITIES AND EXCHANGE COMMISSION ("SEC") RULE 17F-5 ("RULE 17F-5").

  (a) Customer hereby appoints Bank, and Bank hereby accepts appointment as Customer's "Foreign Custody Manager" (as that term is defined in rule 17f-5(a)(3)), including for the purpose of selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1), as the same may be amended from time to time or that have otherwise been made exempt by an SEC exemptive order, rule or other appropriate SEC action) to hold Customer's "Foreign Assets" (as that term is defined in rule 17-5(a)(2) and of evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)).

     (b) In connection with the foregoing, Bank shall:

     (i) provide written reports notifying Customer's Board of the placement of Foreign Assets with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer's Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer's foreign custody arrangements but until further notice from Customer requesting a different schedule, such reports shall be provided not less than quarterly in summary form, with a more detailed report annually.

     (ii) exercise such reasonable care, prudence and diligence in performing as Customer's Foreign Custody Manager as a person having responsibility for the safekeeping of Customer's Foreign Assets would exercise;

     (iii) in selecting an Eligible Foreign Custodian, first have determined that Customer's Foreign Assets placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market,
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     after having considered all factors relevant to the safekeeping of such
     Assets, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);

     (iv) determine that the written contract with the Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for Foreign Assets based on the standards applicable to custodians in the relevant market as provided in rule 17f-5(c)(2); and

     (v) have established a system to monitor the continued appropriateness of maintaining Foreign Assets with particular Eligible Foreign Custodians and performance of the governing contractual arrangements; it being understood, however, that in the event that Bank shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford Foreign Assets reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, Bank shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected Foreign Assets.

Subject to (b)(i)-(v) above, Bank is hereby authorized to place and maintain Foreign Assets on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Bank.

  (c) Except with respect to Bank's responsibilities herein and in Section 16 hereof, Customer shall be solely responsible to assure that the maintenance of Foreign Assets hereunder complies with the rules, regulations, interpretations and exemptive orders promulgated by or under the authority of the SEC.

  (d) Bank represents to Customer that it is a U.S. Bank as defined in rule 17f-5(a)(7). Customer represents to Bank that: (1) the Assets being placed and maintained in Bank's custody are subject to the Investment Company Act of 1940, as amended (the "1940 Act") as the same may be amended from time to time; (2) its Board (or other governing body) has determined that it is reasonable to rely on Bank to perform as Customer's Foreign Custody Manager; and (3) its Board (or other governing body) or its investment adviser shall have determined that Customer may maintain Foreign Assets in each country in which Customer's Foreign Assets shall be held hereunder and determined to accept the risks arising therefrom (including, but not limited to, a country's financial infrastructure, prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Foreign Assets held in custody, and the likelihood of nationalization, currency controls and the like) (collectively ("Country Risk")). Nothing contained herein shall require Bank to make any selection on behalf of Customer that would entail consideration of Country Risk and, except as may be provided in (e) below, to engage in any monitoring of Country Risk.

  (e) Bank shall provide to Customer such information relating to Country Risk as is specified in Appendix 1-A hereto. Customer hereby acknowledges that: (i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) Bank has gathered the information from sources it considers reliable, but that Bank shall have no responsibility for inaccuracies or incomplete information; it being understood, however, that Bank shall not submit information to Customer where Bank has actual knowledge that such information contains material inaccuracies without Bank identifying the same.

  (f) Customer shall provide (or shall have previously provided) to Bank a resolution of Customer's board of directors (or equivalent body) ("Board"), certified by Customer's Secretary, reflecting the Board's delegation to Bank as Foreign Custody Manager for Customer.

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     2.  Add the following after the first sentence of Section 3 of the
Agreement:

     At the request of Customer, Bank may, but need not, add to Schedule A an Eligible Foreign Custodian where Bank has not acted as Foreign Custody Manager with respect to the selection thereof. Bank shall notify Customer in the event that it elects to add any such entity.

  3. Add the following language to the end of Section 3 of the Agreement:

  The term Subcustodian as used herein shall mean the following:

  (a) a "U.S. Bank," which shall mean a U.S. bank as defined in rule 17f-5(a)(7); and

(b)  an "Eligible Foreign Custodian," which, as defined in rule 17f-5(a)(1) and
     (5), shall mean (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, and
     (ii) a majority-owned direct or indirect subsidiary of a U.S. Bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

(c) For purposes of provisions of the Agreement imposing liability on Bank, the term Subcustodian shall not include any Eligible Foreign Custodian as to which Bank has not acted as Foreign Custody Manager or, for purposes of clarity, any securities depository."

  4. Add the following language to the end of the first sentence of Section 4(d) of the Agreement: "or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar laws."

  5.  Add a new Section 16 to the Agreement as follows:

     16.  COMPLIANCE WITH SECURITIES AND EXCHANGE COMMISSION RULE 17F-7 ("RULE
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17F-7").
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  (a)  Bank shall, for consideration by Customer, provide an analysis of the custody risks associated with maintaining Customer's Foreign Assets with each Eligible Securities Depository used by Bank as of the date hereof as reflected in Appendix 1-B __ hereto (or, in the case of an Eligible Securities Depository not used by Bank as of the date hereof, prior to the initial placement of Customer's Foreign Assets at such Depository) and at which any Foreign Assets of Customer are held or are expected to be held. Until notice from Bank to the contrary, the analysis shall be substantially in the form annexed hereto as Exhibit __. Bank shall monitor the custody risks associated with maintaining Customer's Foreign Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser, in writing where reasonably practicable, of any material changes in such risks.

  (b) Bank shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 16(a) above. For purposes of clarity, Bank acknowledges that Section 3(c) of the Agreement as amended by this Amendment is not intended to derogate from Chase's liability for failure to exercise reasonable care as provided in this Section 16(b).

  (c) Based on the information available to it in the exercise of diligence, Bank shall determine the eligibility under rule 17f-7 of each depository before including it on Appendix 1-B hereto and shall

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promptly advise Customer if any Eligible Securities Depository ceases to be eligible. (Eligible Securities Depositories used by Bank as of the date hereof are set forth in Appendix 1-B hereto, and as the same may be amended on notice to Customer from time to time.)

  [(d) Bank need not commence performing any of the duties set forth in this
Section 16 prior to March 31, 2001, but Bank shall advise Customer if it is prepared to commence such duties prior to such date as to particular depositories.]

     7.  Add the following language to the end of Section 3 of the Agreement:

     The term "securities depository" as used herein when referring to a securities depository located outside the U.S. shall mean an "Eligible Securities Depository" which, in turn, shall have the same meaning as in rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt by SEC exemptive order rule or other appropriate SEC action, except that prior to the compliance date with rule 17f-7 for a particular securities depository the term "securities depositories" shall be as defined in (a)(1)(ii)-(iii) of the 1997 amendments to rule 17f-5. The term "securities depository" as used herein when referring to a securities depository located in the U.S. shall mean a "securities depository" as defined in SEC rule 17f-4(a).

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

[Customer]                                  THE CHASE MANHATTAN BANK



By: ______________________                  By:________________________

Name:                                       Name:
Title:                                      Title:
Date:                                       Date:

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